Investor Contact: Dave Crawford
Halyard Health, Inc.
470-448-5177
Investor.Relations@HYH.com

Media Contact: Robin Keegan
Halyard Health, Inc.
470-448-5198
Robin.Keegan@HYH.com

Halyard Health, Inc. Announces Third Quarter 2017 Results,
Raises Full-Year Adjusted Diluted EPS Outlook

ALPHARETTA, Ga., Nov. 1, 2017/PRNewswire/ -- Halyard Health, Inc. (NYSE: HYH) today reported third quarter 2017 results and raised its full-year 2017 adjusted diluted earnings per share outlook.

Executive Summary

•	Third quarter 2017 net sales totaled $401 million, compared to $398 million in the same period last year.

•
Net income for the third quarter 2017 was $17 million compared to net income of $9 million in the third quarter a year ago. Third quarter adjusted net income was $28 million compared to adjusted net income of $23 million in the prior year.

•
Third quarter diluted earnings per share were $0.35 compared to $0.19 diluted earnings per share in the third quarter 2016. Adjusted diluted earnings per share in the quarter were $0.60, compared to $0.48 in the prior year.

•	Year-to-date net sales totaled $1,196 million, up 1 percent, compared to the year-ago period.

•	Through nine months, diluted earnings per share were $0.98 compared to $0.63 a year ago. Adjusted diluted earnings per share for the first nine months were $1.58, compared to $1.47 in the prior year.

•
Halyard separately announced an agreement to sell the S&IP business to Owens & Minor for $710 million. The divestiture accelerates the company’s transformation into a pure-play medical devices business operating in attractive end-markets, enables increased management focus, and provides the company with additional financial capacity to pursue future growth opportunities.

•	The company raised its full-year 2017 adjusted diluted earnings per share outlook to $2.03 to $2.13 from $1.85 to $2.05.

“Halyard delivered another strong quarter, driven by momentum in our Medical Devices segment. We continued to deliver against our transformation strategy, with Medical Devices delivering net sales and operating profit growth of four and 18 percent, respectively. We also reached another milestone in our evolution with the agreement to sell the S&IP business to Owens & Minor. This transaction accelerates our transformation as a pure-play medical devices business and positions the S&IP franchise and its employees for success through more focused ownership,” said Joe Woody, Halyard chief executive officer. “As a result of our year-to-date performance, we’re raising our full-year adjusted diluted earnings per share outlook to $2.03 - $2.13. We’re looking forward to our future as a pure-play medical devices company, and expect to be well-positioned to succeed operating in higher growth and higher margin end-markets.”

Third Quarter 2017 Operating Results

Net sales totaled $401 million, compared to $398 million a year ago. Performance was driven by 2 percent higher volumes compared to the prior year, which was partially offset by 1 percent lower selling prices.

Operating profit was $29 million in the third quarter compared to $21 million in 2016. On an adjusted basis, operating profit was $48 million compared to $43 million in the prior year. Volume growth in Medical Devices and lower selling, general and administrative expense were partially offset by lower selling prices in Surgical and Infection Prevention (S&IP).

Adjusted operating profit for the third quarter excludes $8 million for divestiture-related charges, $2 million for acquisition-related charges, $4 million for litigation matters and $5 million for intangible amortization expense.

Adjusted EBITDA for the third quarter, excluding divestiture-related charges, acquisition-related charges and litigation expenses, was $59 million, compared to $53 million a year ago.

Third Quarter 2017 Business Segment Results

Medical Devices

Net sales of Medical Devices in the third quarter 2017 totaled $151 million, a 4 percent increase compared to the third quarter 2016. Volumes increased 4 percent. Performance was driven by continued volume growth in interventional pain and surgical pain, as well as respiratory health resulting from the conversion of a new GPO contract for oral care.

Operating profit for Medical Devices was $38 million, an 18 percent increase compared to the prior year. Performance was driven by higher sales volumes and the timing of spending related to research and development, and selling, general and administrative expense.

Surgical and Infection Prevention

S&IP net sales were $246 million, a 1 percent decrease compared to the third quarter of 2016. Volumes for the quarter were flat. Continued volume growth in exam gloves was offset by lower volume in other product categories. Lower selling prices of 2 percent were concentrated in exam gloves.

S&IP operating profit for the quarter was $18 million compared to $22 million in the third quarter of 2016. Performance was impacted by lower selling prices, which was partially offset by favorable currency exchange rates.

Year-To-Date Results

Medical Devices

In the first nine months of 2017, net sales of Medical Devices totaled $446 million, up 8 percent compared to the comparable period in 2016. Sales volumes increased 8 percent bolstered by Corpak. Organic sales volumes grew 3 percent, driven by higher volume across all product categories.

Year-to-date, operating profit for Medical Devices was $116 million, a 28 percent increase compared to the first nine months of 2016. Results were driven by higher sales volumes and manufacturing cost savings.

Surgical and Infection Prevention

In the first nine months of 2017, S&IP net sales totaled $740 million, a 3 percent decrease compared to the prior year. Sales volumes increased 1 percent driven by continued strong demand for exam gloves. Sales volume growth was offset by 3 percent lower selling prices primarily in exam gloves.

Year-to-date, S&IP operating profit was $51 million compared to $72 million in the first nine months of 2016. Performance was driven by higher sales volumes, favorable currency exchange rates, and manufacturing cost savings offset by lower selling prices and higher commodity costs.

Balance Sheet and Cash Flow

Total debt at the end of the third quarter 2017 was $580 million, consisting of a secured term loan and unsecured notes, compared to total debt of $579 million at the end of 2016.

Cash from operations for the third quarter was $23 million compared to $50 million a year ago. Capital spending for the third quarter was $14 million, up from $8 million compared to 2016. The company’s cash balance was $166 million at the end of the third quarter 2017, compared to $114 million at the end of 2016.

2017 Outlook and Key Planning Assumptions

The company is revising its previously announced adjusted full-year 2017 outlook.

•	Adjusted diluted earnings per share are now expected to range between $2.03 and $2.13.

Based on current trends, the company is updating several of its key planning assumptions, as described below:

•	S&IP sales, excluding sales to Kimberly-Clark, are now expected to range from down 1 percent to down 3 percent.

•	S&IP net sales to Kimberly-Clark are now expected to range between $50 and $55 million.

•	Inflation in key inputs of $10 to $15 million.

•	The adjusted effective tax rate is anticipated to be between 31 and 33 percent.

Non-GAAP Financial Measures

This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted net income

•	Adjusted diluted earnings per share

•	Adjusted gross and operating profit

•	Adjusted effective tax rate

•	Adjusted EBITDA

•	Free cash flow

These non-GAAP financial measures exclude the following items, as applicable, for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•	Divestiture costs relating to the sale of the S&IP business.

•
Transition costs relating to the separation from Kimberly-Clark, which include costs to establish Halyard      Health’s capabilities as a stand-alone entity. These costs are related primarily to rebranding and other supply chain transition costs. Going forward, these costs are not expected to be material; therefore, they will no longer be excluded from adjusted earnings.

•	Expenses associated with the amortization of intangible assets associated with prior business acquisitions.
• The positive or negative effect of changes in currency exchange rates during the year.
• Expenses associated with certain litigation matters.
• Certain acquisition and integration charges related to the acquisition of CORPAK MedSystems, Inc.
• Prior periods impact of tax regulatory changes.

The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company’s Board of Directors use net sales on a constant currency basis, adjusted net income, adjusted diluted earnings per share, adjusted operating profit, adjusted EBITDA, and free cash flow to (a) evaluate the company’s historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company’s business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.

Additionally, the Compensation Committee of the company’s Board of Directors will use certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company’s net sales on a constant currency basis, adjusted diluted earnings per share and adjusted EBITDA, which will be determined by excluding certain items that are used in calculating these non-GAAP financial measures.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the attached financial tables.

Conference Call Webcast

Halyard Health, Inc. will host a conference call today at 9 a.m. ET. The conference call can be accessed live over the internet at https://halyardhealth.investorroom.com  or via telephone by dialing 877-240-5772 in the United States. A replay of the call will be available at noon ET today by calling 877-344-7529 in the United States and entering passcode 10113544. A webcast of the call will also be archived in the Investors section on the Halyard website.

About Halyard Health

Halyard Health (NYSE: HYH) is a medical technology company focused on eliminating pain, speeding recovery and preventing infection for healthcare providers and their patients. Headquartered in Alpharetta, Georgia, Halyard is committed to addressing some of today’s most important healthcare needs, such as reducing the use of opioids while helping patients move from surgery to recovery and preventing healthcare-associated infections. Halyard’s business segments - Medical Devices and Surgical and Infection Prevention (S&IP) - develop, manufacture and market clinically superior solutions that improve medical outcomes and business performance in more than 100 countries. For more information, visit www.halyardhealth.com.

Forward-Looking Statements
This press release contains information that includes or is based on “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the current plans and expectations of management and are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may”, “believe”, “will”, “expect”, “project”, “ estimate”, “anticipate”, “plan”, or “continue” and similar expressions, among others. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the impact of investigative and legal proceedings and compliance risks; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; and changes in the competitive environment. Additional information concerning these and other factors that may impact future results is contained in our filings with the U.S. Securities and Exchange Commission, including our most recent Form 10-K and Quarterly Reports on Form 10-Q.

HALYARD HEALTH, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in millions, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	Change	2017	2016	Change
Net Sales	$401.4	$397.5	1.0%	$1,196.2	$1,182.3	1.2%
Cost of products sold	258.1	259.5	(0.5)	765.4	767.1	(0.2)
Gross Profit	143.3	138.0	3.8	430.8	415.2	3.8
Research and development expenses	10.3	10.9	(5.5)	28.1	29.1	(3.4)
Selling and general expenses	101.2	100.3	0.9	302.5	301.0	0.5
Other expense, net	3.0	5.9	N.M.	15.9	13.5	N.M.
Operating Profit	28.8	20.9	37.8	84.3	71.6	17.7
Interest income	0.7	0.2	N.M.	1.6	0.5	N.M.
Interest expense	(8.1)	(8.4)	(3.6)	(23.5)	(24.7)	(4.9)
Income Before Income Taxes	21.4	12.7	68.5	62.4	47.4	31.6
Income tax provision	(4.8)	(3.6)	33.3	(15.9)	(17.6)	(9.7)
Net Income	$16.6	$9.1	82.4	$46.5	$29.8	56.0

Interest expense, net	7.4	8.2	(9.8)	21.9	24.2	(9.5)
Income tax provision	4.8	3.6	33.3	15.9	17.6	(9.7)
Depreciation and amortization	16.1	16.6	(3.0)	48.5	48.4	0.2
EBITDA	$44.9	$37.5	19.7	$132.8	$120.0	10.7

Earnings Per Share
Basic	$0.35	$0.19	84.2%	$1.00	$0.64	56.3%
Diluted	0.35	0.19	84.2	0.98	0.63	55.6

Common Shares Outstanding
Basic	46.8	46.7		46.7	46.6
Diluted	47.6	47.2		47.4	47.0

HALYARD HEALTH, INC.
NON-GAAP RECONCILIATIONS
(unaudited)
(in millions)

	Gross Profit				Operating Profit
	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016	2017	2016	2017	2016
As reported	$143.3	$138.0	$430.8	$415.2	$28.8	$20.9	$84.3	$71.6

Divestiture-related charges	—	—	—	—	8.1	—	8.1	—
Spin-related transition charges	—	4.5	(1.6)	4.6	—	6.7	(0.8)	10.6
Acquisition-related charges	1.2	1.5	2.4	5.0	2.0	4.4	5.3	14.7
Litigation and legal	—	—	—	—	3.6	5.1	17.3	15.1
Intangibles amortization	1.0	0.8	2.9	2.3	5.3	5.6	16.1	16.5

As adjusted non-GAAP	$145.5	$144.8	$434.5	$427.1	$47.8	$42.7	$130.3	$128.5

	Income before taxes				Income tax provision
	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016	2017	2016	2017	2016
As reported	$21.4	$12.7	$62.4	$47.4	$(4.8)	$(3.6)	$(15.9)	$(17.6)
Effective tax rate, as reported					22.4%	28.3%	25.5%	37.1%

Divestiture-related charges	8.1	—	8.1	—	(3.1)	—	(3.1)	—
Spin-related transition charges	—	6.7	(0.8)	10.6	—	(2.3)	0.2	(3.9)
Acquisition-related charges	2.0	4.4	5.3	14.7	(0.8)	(1.7)	(2.0)	(5.6)
Litigation and legal	3.6	5.1	17.3	15.1	(1.3)	(1.9)	(6.5)	(5.7)
Intangibles amortization	5.3	5.6	16.1	16.5	(2.0)	(2.3)	(6.0)	(6.2)
Regulatory tax changes	—	—	—	—	—	—	—	3.7

As adjusted non-GAAP	$40.4	$34.5	$108.4	$104.3	$(12.0)	$(11.8)	$(33.3)	$(35.3)
Effective tax rate, as adjusted					29.7%	34.2%	30.7%	33.8%

HALYARD HEALTH, INC.
NON-GAAP RECONCILIATIONS
(unaudited)
(in millions, except per share amounts)

	Net Income
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
As reported	$16.6	$9.1	$46.5	$29.8
Diluted EPS, as reported	$0.35	$0.19	$0.98	$0.63

Divestiture-related charges	5.0	—	5.0	—
Spin-related transition charges	—	4.4	(0.6)	6.7
Acquisition-related charges	1.2	2.7	3.3	9.1
Litigation and legal	2.3	3.2	10.8	9.4
Intangibles amortization	3.3	3.3	10.1	10.3
Thailand statutory tax rate change	—	—	—	3.7

As adjusted non-GAAP	$28.4	$22.7	$75.1	$69.0
Diluted EPS, as adjusted	$0.60	$0.48	$1.58	$1.47

	EBITDA
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
EBITDA, as reported	$44.9	$37.5	$132.8	$120.0

Divestiture-related charges	8.1	—	8.1	—
Spin-related transition charges	—	6.7	(0.8)	10.6
Acquisition-related charges	1.9	4.0	5.0	14.4
Litigation and legal	3.6	5.1	17.3	15.1

Adjusted EBITDA	$58.5	$53.3	$162.4	$160.1

HALYARD HEALTH, INC.
NON-GAAP RECONCILIATIONS
(unaudited)

	Free Cash Flow
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Cash provided by operating activities	$23.4	$49.9	$80.1	$143.9
Capital expenditures	(14.0)	(7.6)	(30.6)	(21.7)
Free Cash Flow	$9.4	$42.3	$49.5	$122.2

2017 OUTLOOK

	Estimated Range
Adjusted diluted earnings per share	$2.03	to	$2.13
Amortization	(0.28)	to	(0.28)
Divestiture-related charges	(0.33)	to	(0.26)
Spin-related transition expenses	0.01	to	0.01
Acquisition related charges	(0.09)	to	(0.07)
Other	(0.38)	to	(0.28)
Diluted earnings per share (GAAP)	$0.96	to	$1.25

HALYARD HEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	September 30, 2017	December 31, 2016
ASSETS
Current Assets
Cash and cash equivalents	$166.1	$113.7
Accounts receivable, net of allowances	194.4	190.1
Inventories	300.5	272.5
Prepaid expenses and other current assets	20.0	17.2
Total Current Assets	681.0	593.5
Property, Plant and Equipment, net	261.1	260.8
Goodwill	1,032.0	1,029.0
Other Intangible Assets, net	154.8	169.8
Deferred Tax Assets	16.3	15.1
Other Assets	3.7	3.6
TOTAL ASSETS	$2,148.9	$2,071.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	$172.5	$173.1
Accrued expenses	146.9	151.3
Total Current Liabilities	319.4	324.4
Long-Term Debt	580.4	579.0
Deferred Tax Liabilities	36.5	35.8
Other Long-Term Liabilities	31.9	30.1
TOTAL LIABILITIES	968.2	969.3
Stockholders’ Equity	1,180.7	1,102.5
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,148.9	$2,071.8

HALYARD HEALTH, INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(unaudited)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating Activities
Net income	$16.6	$9.1	$46.5	$29.8
Depreciation and amortization	16.1	16.6	48.5	48.4
Net loss on asset dispositions	0.1	3.0	0.1	3.8
Changes in operating assets and liabilities	(14.7)	18.4	(36.5)	43.8
Deferred income taxes and other	5.3	2.8	21.5	18.1
Cash Provided by Operating Activities	23.4	49.9	80.1	143.9
Investing Activities
Capital expenditures	(14.0)	(7.6)	(30.6)	(21.7)
Acquisition of business, net of cash acquired	—	0.1	—	(175.0)
Proceeds from dispositions of property	—	—	0.1	—
Cash Used in Investing Activities	(14.0)	(7.5)	(30.5)	(196.7)
Financing Activities
Line of credit facility proceeds	—	—	—	72.0
Line of credit facility repayments	—	(35.0)	—	(62.0)
Purchase of treasury stock	—	—	(2.0)	(0.9)
Proceeds from the exercise of stock options	1.5	0.2	2.3	0.2
Cash Provided by (Used in) Financing Activities	1.5	(34.8)	0.3	9.3
Effect of Exchange Rate Changes on Cash and Cash Equivalents	0.4	(0.1)	2.5	0.7
Increase (Decrease) in Cash and Cash Equivalents	11.3	7.5	52.4	(42.8)
Cash and Cash Equivalents - Beginning of Period	154.8	79.2	113.7	129.5
Cash and Cash Equivalents - End of Period	$166.1	$86.7	$166.1	$86.7

HALYARD HEALTH, INC.
SELECTED BUSINESS SEGMENT DATA
(unaudited)
(in millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	Change	2017	2016	Change
Net Sales
Medical Devices	$150.7	$145.2	3.8%	$445.7	$413.4	7.8%
Surgical and Infection Prevention	246.1	248.8	(1.1)	740.0	760.2	(2.7)
Corporate and Other(a)	4.6	3.5	31.4	10.5	8.7	20.7
Total Net Sales	$401.4	$397.5	1.0	$1,196.2	$1,182.3	1.2

Operating Profit
Medical Devices(b)	$37.6	$31.9	17.9%	$116.3	$90.6	28.4%
Surgical and Infection Prevention(c)	17.6	22.2	(20.7)	50.9	71.9	(29.2)
Corporate and Other(d)	(23.4)	(27.3)	N.M.	(67.0)	(77.4)	N.M.
Other (expense) income, net(e)	(3.0)	(5.9)	N.M.	(15.9)	(13.5)	N.M.
Total Operating Profit	$28.8	$20.9	37.8	$84.3	$71.6	17.7
_______________________________________________

(a)	Corporate and Other net sales include sales of non-healthcare products to Kimberly-Clark.

(b)
Medical Devices operating profit includes $5 million of amortization expense for each of the three months ended September 30, 2017 and 2016, and $16 million and $16 million, respectively, in the nine months ended September 30, 2017 and 2016.

(c)
S&IP operating profit includes $0.2 million of amortization expense for each of the three months ended September 30, 2017 and 2016, and $0.6 million in each of the nine months ended September 30, 2017 and 2016.

(d)
Corporate and Other for the three and nine months ended September 30, 2017 includes $14 million and $54 million, respectively, of general expenses, $8 million and $8 million, respectively of Divestiture-related costs which were specifically identified beginning in the third quarter of this year, $2 million and $5 million, respectively, of acquisition-related expenses and $0.5 million of income and $0.3 million of costs, respectively, related to Corporate Sales. Corporate and other for the three and nine months ended September 30, 2016 includes $16 million and $48 million, respectively, of general expenses, $4 million and $15 million, respectively, of acquisition-related expenses, $7 million and $11 million, respectively, of post spin-related transition expenses, and $0.4 million and $4 million, respectively, of costs related to Corporate Sales.

(e)
Other (expense) income, net includes $4 million and $17 million, respectively, related to legal expenses and litigation for the three and nine months ended September 30, 2017 compared to $5 million and $15 million, respectively, in the three and nine months ended September 30, 2016.

N.M. - not meaningful

Percentage Change - Net Sales vs. Prior Year		Changes Due To
Quarter-to-date	Total	Volume(a)	Pricing/Mix	Currency	Other(b)
Consolidated	1%	2%	(1)%	—%	—%
Medical Devices	4	4	—	—	—
Surgical and Infection Prevention	(1)	—	(2)	—	1

Year-to-date
Consolidated	1%	2%	(2)%	—%	1%
Medical Devices	8	3	—	—	5
Surgical and Infection Prevention	(3)	1	(3)	—	(1)
_______________________________

(a)	Quarter-to-date volume changes in sales volume to Kimberly-Clark. Year-to-date volume also excludes prorated sales of Corpak products for comparability.

(b)	Other includes changes in sales volume to Kimberly-Clark, prorated Corpak products (year-to-date only) and rounding.